INDUSTRIAL LEASE
TexAmericas Center - East

LEASE SUMMARY

Lessor: TexAmericas Center
107 Chapel Lane
New Boston, Texas 75570

Lessee: EXSO, LLC
1624 Headway Circle
Austin, TX 78754

Guarantor: Energy Exploration Technologies, Inc.
1624 Headway Circle
Austin TX 78754

Premises Leased Address: 546 Elm Circle
Hooks, TX 75561

The premises includes: (i) the building known as 546 Elm Circle, Hooks, TX 75561, which is 22,150 square feet will be leased by the above lessee at a rate of $4.00 per square foot per year, and (ii) the parcel of land of approximately 0.5 acres to the east side of the building that the Tenant has the ability to fence in and use for parking and/or storage. This results in an annual lease rate of $88,600.00, payable in monthly installments of $7,383.33, due on the first of each month. On the first anniversary date of the lease, the annual rate will increase by TexAmericas Center's standard three percent (3%) and every anniversary thereafter to include option years.

Primary Term: Three (3) years; From September 1, 2024 to August 31, 2027

Option Terms: Two (2) option(s) of one (1) year each

Base Rent: $7,383.33 per month 09.01.2024 through 08.31.2025
$7,604.83 per month 09.01.2025 through 08.31.2026
$7,832.98 per month 09.01.2026 through 08.31.2027

Option Rent: $8,067.97 per month 09.01.2027 through 09.31.2028
$8,310.01 per month 09.01.2028 through 09.31.2029

Security Deposit: $7,500.00

Ad Valorem Tax/PILOT Deposit: $10,000.00

Required for Move-In: $24,883.33

Table of Contents

LEASE

This Lease is entered into between TexAmericas Center ("Landlord"), a political subdivision of the State of Texas, and EXSO, LLC ("Tenant"), a Limited Liability Company of the state of Texas.

In consideration of the mutual covenants and agreements of this lease, and other good and valuable consideration, Landlord demises and leases to Tenant, and Tenant leases from Landlord, the premises situated at 546 Elm Circle, in Hooks, Bowie County, Texas, described on Exhibit A attached to this lease, and made a part of this lease for all purposes (collectively referred to as "the premises" or "the leased premises" in this lease).

Landlord reserves the right to harvest any and/or all timber located upon the leased premises together with the right of ingress and egress to and from the leased premises for said harvesting by Landlord and/or its contractors.

ARTICLE 1 . TERM

§ 1.01. **Term of Lease.** The term of this lease is Three (3) years, beginning on August 1, 2024, and ending on July 31, 2027, unless terminated sooner as provided in this lease.

§ 1.02. **Option to Extend Term.** Tenant may extend the term of this lease beyond the expiration date provided in § 1.01 on the following conditions:

a. Tenant may, if it is not in default either on the date required for the notice or on the date such extension commences, extend the lease term for Two (2) additional periods of One (1) year(s) each. The extended term will begin on the day following the expiration date of the lease term specified in § 1.01, or on the day following the expiration date of the immediately preceding extended term, as applicable. If, at the date the original term or any extended term expires, Tenant is in default beyond any grace period provided in this lease in performing any of the terms of this lease, the remaining option or options are void. All of the terms and covenants of this lease apply to all extended lease terms except for the rent which shall be as set forth in paragraph 2.01.

b. Tenant may exercise each option to extend this lease by giving Landlord notice of its intention to do so not later than two (2) months before the then current lease term expires, in the case of the initial option to extend, or the extended lease term, in the case of successive options to extend. Notice of an intention to exercise an option under this lease must, to be effective, be sent by mail or fax to Landlord at the address provided in § 15.01 and must be postmarked no later than the latest date provided in this section for Tenant's exercising the option.

§ 1.03. **Holdover.** If Tenant holds over and continues in possession of the premises after the lease term (or any extension) expires, other than as provided in § 1.02, Tenant will be considered to be occupying the premises on a month-to-month tenancy, subject to all the terms of this lease. Landlord may terminate the tenancy upon thirty (30) days written notice to Tenant.

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ARTICLE 2 . RENT/SECURITY DEPOSIT AND AD VALOREM TAX/PILOT DEPOSITS

§ 2.01. **Fixed Rent.**

a. Tenant will pay Landlord $ 7,383.33 per month on or before the first day of each month as a fixed rent for the next month. The fixed rent will increase by a standard three percent (3%) for each year of the lease terms, so that on the anniversary of the commencement date of the lease, the fixed rent during the second year of the lease term will be $ 7,604.83; the fixed rent during the third year of the lease term will be $

7,832.98; the fixed rent during the fourth year of the lease term will be $ 8,067.97; the fixed rent during the fifth year of the lease term will be $ 8,310.01.

b. Tenant will pay this fixed rent to Landlord at Landlord's office, located at 107 Chapel Lane, New Boston, Texas 75570, or at such other location or locations that Landlord may from time to time designate by written notice to Tenant.

c. The fixed rent will also increase on the anniversary of the commencement date of the lease for each optional lease term, so that the fixed rent during the first optional term will be $ 8,559.31; the fixed rent during the second extended term will be $8,816.09.

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§ 2.02. **Taxes and Assessments as Additional Rent.**

a. In addition to the fixed rent specified in § 2.01, Tenant will pay in full all real-property taxes, special assessments, and governmental charges of any kind imposed on the premises or leasehold interest in the Premises commencing on the first day of the lease term and continuing through the end of the calendar year in which the term ends, including any special assessments imposed on or against the premises for constructing or improving public works. This additional rent is payable directly to the entity imposing the tax, assessment, or charge at least 30 days before the date payment is due. Tenant will provide Landlord with a receipt or other evidence of payment for each tax, assessment, or charge paid as soon as a receipt or other evidence is available to Tenant, but not later than the date payment is due.

b. Tenant may, at its own expense, contest any tax or assessment for which it is responsible under subparagraph a. Except as provided in subparagraph c, Tenant need not pay the tax, assessment, or charge while the contest is pending. Except as provided in subparagraph c, Tenant may prevent Landlord from paying any tax, assessment, or charge that Tenant is contesting under this subparagraph, pending resolution of the contest, by depositing with Landlord the full amount of the tax or assessment, plus the amount of any penalty that might be imposed for failing to make timely payment and one year of interest at the rate imposed by the entity levying the tax or assessment. When the contest is resolved, Tenant may use the money deposited with Landlord to pay any tax or assessment, plus any penalty or interest, due under the final resolution and keep any balance of the deposit. If the deposit is insufficient to pay these amounts, Tenant must immediately pay the balance due to the entity imposing the tax, assessment, or charge.

c. Notwithstanding subparagraph b, Landlord may pay, or require Tenant to pay, any tax, assessment, or charge for which Tenant is responsible under subparagraph a, pending resolution of Tenant's contest of the tax, assessment, or charge, if payment is demanded by a holder of a mortgage on the premises or if failing to pay will subject all or part of the premises to forfeiture or loss.

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d. Tenant Payment in Lieu of Taxes (PILOT). If Tenant's leasehold interest in the Premises is or hereafter becomes exempt from real property taxes, Tenant shall pay to Landlord annually a payment in lieu of taxes (PILOT) in an amount as agreed by Landlord and Tenant; provided, however, that said PILOT shall not exceed the amount that Tenant would be required to pay in real property taxes if the leasehold interest were not exempt. If Landlord and Tenant are not able to agree upon the amount of the PILOT within ninety (90) days after the leasehold interest becomes exempt from taxes, the amount of the PILOT shall be an amount equal to ninety percent (90%) of what the real property taxes would be if the leasehold interest were not exempt. Landlord and Tenant shall document the agreement regarding the PILOT as an amendment to this Lease Agreement. The agreement may be for a single year, or multiple years, and may, or may not, provide for an adjustment of the PILOT periodically. If at any time the PILOT agreement of the parties lapses, expires or is terminated pursuant to its terms, and the leasehold interest is exempt from real property taxes, Tenant shall pay to Landlord annually a PILOT in an amount equal to ninety percent

(90%) of what the real property taxes would be if the leasehold interest were not exempt. PILOT payments shall be payable to Landlord on or before January 31 of each year.

§2.03. **Late Charges.** Tenant shall pay a late charge of five percent (5%) of any rent not received by Landlord by the tenth day of the month in which said rent is due.

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§2.04. **Security and Ad Valorem Tax/PILOT Deposits; Deposit Processing Fee**

A. Security Deposit. Upon execution of this Lease, Tenant shall deposit the sum of $ 7,500.00 with Landlord as a deposit. Said deposit shall not accrue interest. Landlord may use the deposit to pay arrears of rent, to repair any damage or injury to the Premises, or to pay any expense or liability incurred by Landlord as a result of any default by Tenant under this Lease including but not limited to payment of ad valorem taxes upon the premises or the leasehold interest in the premises. If Landlord uses the deposit, or any portion thereof as authorized above, Tenant shall restore the deposit to its original amount within ten (10) days after notice from Landlord. Failure to restore the deposit to its original amount within the required time shall constitute a default under the Lease. Subject to the right to withhold to pay ad valorem taxes as provided in 2.04.B, within 30 days after Tenant surrenders the Premises, or completion of repairs or replacement of damaged or destroyed property, whichever is later, Landlord shall return to Tenant any remaining portion of the deposit less the Processing Fee provided in Subsection C. below, after any lawful deductions, provided Tenant has given to Landlord an address specifically for that purpose. IT IS SPECIFICALLY PROVIDED, HOWEVER, THAT TENANT SHALL NOT BE ENTITLED TO ANY PORTION OF THE SECURITY DEPOSIT AS A REFUND UNLESS TENANT GIVES LANDLORD SIXTY (60) DAYS NOTICE OF SURRENDERING THE PREMISES.

B. Ad Valorem Tax/PILOT Deposit. Upon execution of this Lease Tenant shall deposit the sum of $10,000.00 with Landlord as an Ad Valorem Tax/PILOT Deposit. Said deposit shall not accrue interest. Landlord may upon expiration or termination of this Lease use the deposit to pay the taxes actually due, or hold for payment of, estimated ad valorem taxes due or to become due upon the leased premises and for which Tenant is responsible under the Terms of this Lease. Provided Tenant pays all ad valorem taxes for which Tenant is responsible under this Lease, the deposit shall be refunded to Tenant at the address Tenant has given to Landlord for this specific purpose. If taxes have not been assessed and levied for the year in which this Lease expires or is terminated, Landlord may hold the deposit until said taxes have been determined; and, if Tenant does not pay said taxes at least 30 days before delinquency, Landlord may apply the deposit to the taxes due. Nothing in this subsection shall relieve Tenant of its obligation to pay ad valorem taxes upon the leased premises prior to delinquency as provided elsewhere in this Lease. In the event the Premises are exempt from real property taxes, the Ad Valorem/PILOT Deposit may be applied to any deficiency or default in payment of the PILOT as provided for in Section 2.02.d of this Lease.

C. Processing Fee. Landlord shall be and is hereby entitled and authorized to withhold and pay to Landlord a Processing Fee of $100.00 from the refund by Landlord of the Security and/or Ad Valorem Tax Deposits for the purpose of defraying Landlord's lease administration expense, including but not limited to review of documents, tracking payment of the taxes, utilities and miscellaneous fees, coordination processing, and payment of security and Ad Valorem Tax deposits refunds and related expenses.

ARTICLE 3 . USE OF PREMISES

§ 3.01. **Tenant's Warranty Regarding Use.** Tenant represents and warrants to Landlord that Tenant intends to use the premises for demonstration and commercial lithium extraction and/or processing facility, and that Tenant's use of the property is restricted to those purposes specified in this section unless Tenant obtains Landlord's prior written consent to any change in use. Before the lease term begins, Tenant must give Landlord an affidavit of an officer of Tenant, referred to as the "Officer's Affidavit," setting forth a detailed

description of the operations that Tenant will conduct on the premises and stating any applicable permit numbers. The Officer's Affidavit must be organized and prepared in a narrative form, including a description and quantification of all hazardous materials to be generated, manufactured, refined, transported, treated, stored, handled, or disposed of on the premises. After the lease term begins, Tenant must notify Landlord as to any changes in Tenant's operation or use or generation of hazardous materials by way of a supplemental Officer's Affidavit. Tenant must also supplement and update the Officer's Affidavit on each anniversary of the commencement of the lease term. Tenant may not begin or alter any operations on the property before (a) obtaining all required operating and discharge permits or approvals, including but not limited to air pollution control permits and pollution discharge elimination system permits, from all governmental or public authorities having jurisdiction over the Tenant's operations or the property, and (b) providing copies of such permits and approvals to the Landlord.

§ 3.02. **Compliance With Laws.**

a. Tenant may not use, or permit using, the premises in any manner that results in waste of premises or constitutes a nuisance or for any illegal purpose. Tenant, at its own expense, will comply, and will cause its officers, employees, agents, and invitees to comply, with all applicable laws, ordinances, and governmental rules and regulations concerning the use of the premises, including Hazardous Materials Laws, fire and safety regulations and explosives regulations, including but not limited to Title 27, Chapter 11, Subchapter C, Part 555 of the Code of Federal Regulations regarding commerce in explosives.

b. Tenant, at its sole cost, must comply with all Hazardous Materials Laws in connection with Tenant's use of the premises.

c. "Hazardous Materials" means any substance, material, or waste that is or becomes regulated by any local governmental agency, the State of Texas, or the federal government, including, but not limited to, any material or substance that is upon commencement of the term or at any time during the term, (1) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. § 1251 et seq., or listed pursuant to Section 307 of the Clean Water Act, 33 U.S.C. § 1317, (2) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., (3) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., (4) petroleum, (5) asbestos, and (6) polychlorinated biphenyls.

d. "Hazardous Materials Laws" means any federal, state, or local statute, ordinance, order, rule, or regulation of any type relating to the storage, handling, use, or disposal of any Hazardous Materials, the contamination of the environment, or any removal of such contamination, including, without limitation, those statutes referred to in subparagraph c.

e. Tenant shall coordinate with Landlord and the U.S. Army regarding environmental issues related to the leased premises as provided in Section 15.15.

f. Tenant shall obtain any and all permits and/or licenses required to conduct its business on the Premises and provide a copy of same to Landlord.

g. Tenant shall provide an initial report to Landlord of all materials manufactured and/or stored in the Premises which constitute hazardous materials, explosives, petrochemicals, alcohols and any other materials which constitute a danger due to their fire, explosive or environmental hazard, to be supplemented when changes occur.

h. Tenant shall clearly indicate on the outside of each igloo/warehouse the type of materials manufactured or stored therein.

i. Tenant shall furnish, install, and maintain during the term such safety devices, such as fire suppression systems, spark arresters, lightning rods and static electricity suppressors, as are required or are customarily installed in facilities manufacturing or storing explosives, hazardous materials, petrochemicals, alcohols and other materials constituting a danger due to explosives or fire.

j. Tenant shall construct a secure perimeter fence around the Leased Premises sufficient to deter persons not affiliated with Tenant from gaining access to storage facilities in which explosives, hazardous materials, petrochemicals, alcohols and other materials constituting a danger due to explosions or fire are kept or stored.

k. Tenant shall obtain consent to store any hazardous materials, explosives, explosive constituents, petro chemicals, alcohols, or any other materials which constitute a danger due to their fire, explosive or environmental hazard on the Premises.

§ 3.03. **Rights of Inspection.** Tenant must permit Landlord and Landlord's agents, servants, and employees, including but not limited to legal counsel and environmental consultants and engineers, access to the premises for the purpose of conducting environmental inspections and sampling during regular business hours, and during other hours either by agreement of the parties or in the event of an environmental emergency. Tenant may not restrict access to any part of the premises, and Tenant may not impose any conditions to access. If Landlord's environmental inspection includes sampling and testing of the premises, Landlord must use its best efforts to avoid interfering with Tenant's use of the premises, and on completion of sampling and testing must repair and restore the affected areas of the premises as made necessary by any sampling and testing.

§ 3.04. **Environmental Reporting Requirements.**

a. Tenant must promptly supply Landlord with copies of all notices, reports, correspondence, and submissions made by Tenant to the Texas Commission on Environmental Quality, the United States Environmental Protection Agency, the United States Occupational Safety and Health Administration, or any other local, state, or federal authority that requires submission of any information concerning environmental matters or hazardous materials pursuant to hazardous materials laws. Tenant shall provide to Landlord copies of all permits and/or licenses issued to Tenant for operation of its business on the leased premises and all modifications, amendments and other changes within 30 days after issuance of same.

b. Tenant must promptly notify Landlord in advance of any scheduled meeting between Tenant and any of the agencies specified in subparagraph a. In the case of regulatory inspections for which the Tenant has not received advance notice, Tenant shall notify Landlord within 48 hours of the visit and the corrective actions, if any, required by the Agency.

c. Tenant must promptly notify Landlord as to any liens threatened or attached against the premises pursuant to any environmental law. If an environmental lien is filed against the premises, Tenant must, within 30 days from the date on which the lien is placed against the premises, and at any rate before the date on which any governmental authority begins proceedings to sell the premises pursuant to a lien, either: (1) pay the claim and remove the lien from the premises; or (2) furnish either (a) a bond satisfactory to the Landlord in the amount of the claim on which the lien is based, or (b) other security satisfactory to the Landlord in an amount sufficient to discharge the claim on which the lien is based.

§ 3.05. **Condition of Premises.** Tenant accepts the Premises in their present condition "AS IS" and acknowledges that the Premises are, or will be repaired by Tenant to be, suitable for Tenant's intended use.

§ 3.06. **Delivery of Premises at End of Term.** Tenant shall remove all personal property, Tenant owned equipment and stored items from the leased premises at the end of the term or extended term of this Lease. The leased premises shall be returned to Landlord in clean, empty and good condition reasonable wear and tear excepted. Under no circumstances shall stored items be left on or in the premises.

§ 3.07. **Blast Arcs.** Except as provided in this Section 3.07, Tenant shall not use the leased premises for any purpose or in a way that allows or requires that blast safety arcs (or inhabited building restrictions) as required by applicable regulatory authorities to extend outside the leased premises.

§ 3.08. **Information to Be Provided to Landlord.** At the beginning of the Lease Term, Tenant shall provide to Landlord a report indicting the type and quantity of each explosive material stored in or one of the leased premises (including individual bunkers/igloos), and shall update Landlord accordingly should changes occur.

ARTICLE 4 . REPAIRS AND MAINTENANCE

§ 4.01. **Repairs and Maintenance by Tenant.** Tenant will except as provided in paragraph 4.04, throughout the lease term and any extensions of it, at its own expense and risk, maintain the premises and all improvements on them in good order and condition, including but not limited to making all repairs and replacements necessary to keep the premises and improvements in that condition. All maintenance, repairs, and replacements required by this section must be performed promptly when required.

§ 4.02. **Tenant's Failure to Repair or Maintain.** If Tenant fails to perform its obligation to repair, replace, or maintain, as set forth in § 4.01, within a reasonable time after notice from Landlord of the need for the repair, replacement, or maintenance, Landlord may enter the premises and make the repairs or replacements, or perform the maintenance, or have the repairs or replacements made or maintenance performed, at its own expense. On Landlord's notice to Tenant of the performance and cost of any maintenance, repairs, or replacements under this section, Tenant must immediately reimburse Landlord for any reasonable costs incurred by Landlord under this section, together with interest on the sum at the highest legal rate from the date of the notice until the date paid by Tenant to Landlord.

§ 4.03. **Allocation of Environmental Cleanup Costs.** Tenant is responsible only for the payment of that portion of any cleanup costs necessary for compliance with Hazardous Materials Laws that arise as a result of Tenant's discharge of hazardous materials on the premises during the Tenant's occupancy of the premises and/or as a result of Tenant's violation of any restrictive covenants relating to the Premises which are of Record in Bowie County, Texas, including but not limited to those set forth in Section 15.15 of this Lease.

§ 4.04. **Repairs and Maintenance by Landlord.** Landlord shall repair, replace and maintain only the (a) roof and (b) the foundation.

ARTICLE 5 . UTILITIES AND GARBAGE REMOVAL

§ 5.01. **Utility Charges.** Tenant will pay all utility and connection charges for water, sewer, electricity, heat, gas, cable, fiber optic and telephone service used in and about the premises during the lease term. Tenant will pay the charges directly to the utility company or governmental agency furnishing the service before the charges are delinquent.

§ 5.02. **Meters and Pretreatment Requirements.** Tenant shall pay for the cost for individual meters for utility services and installation of them if individual meters to the Premises are not in place at the time of execution of this Lease. Tenant agrees to pretreat at its cost any waste streams which require pretreatment as determined by the respective utility provider prior to discharge of such waste into the sanitary sewer system.

§ 5.03. **Garbage Removal.** Tenant will pay for all garbage removal from the premises during the lease term.

ARTICLE 6 . ALTERATIONS, ADDITIONS, AND IMPROVEMENTS

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§ 6.01. **Consent of Landlord.** Tenant may not make any alterations, additions, or improvements to the premises without Landlord's prior written consent. Landlord may not unreasonably withhold consent for nonstructural alterations, additions, or improvements.

§ 6.02. **Property of Landlord.** All alterations, additions, or improvements made by Tenant will become Landlord's property when the lease terminates. However, Landlord may, when the lease terminates, remove any alterations, additions, and improvements made by Tenant and any other property it placed in the premises, and charge Tenant the cost of removal plus interest which amount shall be paid within 50 days of Landlord's notice to Tenant of the amount due.

§ 6.03. **Alterations Required by Accessibility Laws.** If any alterations, additions, or improvements to the premises are mandated by legal requirements related to accessibility by persons with disabilities ("accessibility alterations"), Tenant is responsible for making them. This allocation of responsibility for compliance with such legal requirements is a material inducement for the parties to enter this lease.

§ 6.04. **Payment and Performance Bonds.**

a. In accordance with the requirements of Section 2252.909 of the Texas Government Code, each contract which Tenant enters into for the construction, alteration or repair of an improvement upon the premises must require the contractor to do the following:

1. execute a payment bond that conforms to Subchapter I, Chapter 53 of the Texas Property Code;
2. execute a performance bond in an amount equal to the amount of the construction contract for the protection of Landlord and conditioned on the faithful performance of the contractor's work in accordance with the plans, specifications and contract documents; and

b. Tenant shall provide to Landlord a notice of commencement at least 90 days before the date of construction, alteration or repair of any improvement to the premises begins. Said notice of commencement must:

i. identify the property where the work will be performed;
ii. describe the work to be performed including a copy of the Construction Contract;
iii. include copies of the payment and performance bonds required by subsection a. above; and
iv. include a written acknowledgment signed by the contractor stating that copies of the required performance and payment bonds will be provided to all subcontractors not later than the fifth day after the date a subcontract is executed.

c. On or about the 10th day after the date Landlord receives a notice of commencement as required herein, Landlord may notify Tenant that the construction alteration, or repair may not proceed.

d. NOTICE TO TENANT: It is a Class A misdemeanor if a person materially misrepresents information in the Notice of Commencement.

ARTICLE 7 . TRADE FIXTURES AND SIGNS

§ 7.01. **Trade Fixtures.** Tenant may, at all times, erect or install shelves, bins, machinery, equipment, or other trade fixtures, in, on, or about the premises, if Tenant complies with all applicable governmental laws, ordinances, and regulations regarding the fixtures. Tenant may remove all trade fixtures when this lease terminates, if Tenant is not in default under the lease and the fixtures can be removed without structural damage to the building. Tenant must repair any damage to the premises caused by removing trade fixtures, and all the repairs must be completed before the lease terminates. Any trade fixtures not removed by Tenant when this lease terminates are considered abandoned by Tenant and will automatically become Landlord's property. If any trade fixture installed by Tenant is abandoned when the lease terminates, Tenant must pay Landlord any reasonable expense actually incurred by Landlord to remove the fixture from the premises, which amount shall be paid within 15 days of Landlord's notice to Tenant of the amount due.

§ 7.02. **Signs.** Tenant may erect signs on any portion of the premises, including but not limited to the exterior walls, subject to applicable laws, ordinances, and regulations, and after approval of the proposed signage by Landlord. Tenant must remove all signs when this lease terminates and repair any damage resulting from erecting or removing the signs.

ARTICLE 8 . MECHANIC'S LIEN

Tenant will not permit any mechanic's lien to be placed on the premises or improvements on the premises. Tenant will promptly pay any mechanic's lien that is filed on the premises or on improvements located on the premises. If default in payment of the lien continues for 20 days after Landlord's written notice to Tenant, Landlord may, at its option, pay the lien or any portion of it without inquiring into its validity. Any amounts Landlord pays to remove a mechanic's lien caused by Tenant to be filed against the premises or improvements on them, including expenses and interest, are due from Tenant to Landlord and must be repaid to Landlord immediately on rendition of notice, together with interest at twelve (12) percent annually until repaid.

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ARTICLE 9 . INSURANCE AND INDEMNITY

§ 9.01. **Tenant's Property Insurance.** Tenant must, at its own expense during the lease term, maintain insurance on Tenant's personal property, furniture, fixtures and equipment in such amounts as Tenant deems necessary.

§ 9.02. **Landlord's Property Insurance.** Landlord shall, at its expense, keep all buildings on the Premises insured against loss or damage in an amount determined by Landlord in its sole discretion. Tenant will have no claim to any proceeds of Landlord's insurance policies.

§ 9.03. **Tenant's Liability Insurance.** Tenant, at its own expense, must provide and maintain in force during the lease term (a) a policy of commercial liability insurance with a single limit each occurrence of not less than $1,000,000.00 and general aggregate of not less than $2,000,000.00, and (b) a policy of Worker's Compensation Insurance as required by applicable law. This insurance is to be carried by one or more insurance companies authorized or admitted to transact business in Texas. The liability policy must cover Landlord as well as Tenant, for any liability for property damage or personal injury arising from Tenant's occupying or Landlord's owning the premises.

§ 9.04. **Remedy for Failure to Provide Insurance.** Tenant must furnish Landlord with certificates of all insurance required by this article. If Tenant does not provide the certificates when Landlord delivers

possession to Tenant and within ten days prior to any renewal date, or if Tenant allows any insurance required under this article to lapse, Landlord may, at its option, take out and pay the premiums on the necessary insurance to comply with Tenant's obligations under this article. Landlord is entitled to reimbursement from Tenant for all amounts spent to procure and maintain the insurance, with interest at the rate of twelve (12) percent annually from the date Tenant receives Landlord's notice of payment until reimbursement.

§ 9.05. **Tenant's Environmental Indemnity.** Tenant agrees to indemnify, defend, and hold harmless Landlord from and against all claims, liabilities, losses, damages, remediation expenses, fines and penalties, and costs, foreseen or unforeseen, including without limitation counsel, engineering, and other professional or expert fees, that Landlord may incur by reason of Tenant's action or inaction with regard to Tenant's obligations under Articles 3 and 4 and Section 15.15 of this lease. This section survives the expiration or earlier termination of this lease.

§ 9.06. **Hold-Harmless Clause** Tenant will indemnify and hold Landlord harmless against any claims, demands, damages, costs, and expenses, including reasonable attorney's fees for defending claims and demands, arising from the conduct or management of Tenant's business on the premises or its use of them; from any breach by Tenant of any conditions of this lease; or from any act of negligence of Tenant, its agents, contractors, employees, subtenants, concessionaires, or licensees in or about the premises. If any action or proceeding is brought against Landlord by reason of any such claim, Tenant, on notice from Landlord, will defend the action or proceeding by counsel acceptable to Landlord.

§ 9.07. **Release of Claims/Subrogation.** Landlord and Tenant release each other from any claim, by subrogation or otherwise, for any damage to the Premises, the building, or personal property within the building, regardless of cause, including negligence of Landlord or Tenant, however, the release applies only to the extent it is permitted by law, the damage is covered by insurance proceeds, and the release does not adversely affect any insurance coverage. Landlord and Tenant will notify their insurance companies of the release set forth herein and will have the insurance policies, endorsed, if necessary, to prevent invalidation of the insurance coverage.

§ 9.08. **Pollution Legal Liability Insurance.** Tenant shall carry and provide during the term of this Lease Pollution Legal Liability insurance providing the following coverages:

a. On-site cleanup of new conditions arising after the commencement of this Lease triggered by first-party discovery or third-party claim

b. Third-party claims for on-site bodily injury, property damage or cleanup costs arising from new conditions arising after the commencement of this Lease;

c. Pollution conditions resulting from transported cargo (third-party carrier or owned vehicle) while on TAC properties or adjacent entrances or exits;

d. Coverage for punitive damages, fines and penalties, if insurable in this jurisdiction

The policy shall provide coverages of not less than $1,000,000.00 per loss and not less than $2,000,000.00 in the aggregate.

The deductible on the policy shall not be greater than $25,000.00 per occurrence.

ARTICLE 10 . DAMAGE OR DESTRUCTION OF PREMISES

§ 10.01. **Notice to Landlord.** If the premises, or any structures or improvements on them, are damaged or destroyed by fire, tornado, or other casualty, Tenant must immediately give Landlord written notice of the

damage or destruction, including a general description of the damage and, as far as known to Tenant, the cause of the damage.

§ 10.02. **Total Destruction.** If the building on the premises is totally destroyed by fire, tornado, or other casualty by other than the negligence, gross negligence, or intentional tort of Tenant or any person in or about the premises with Tenant's express or implied consent, or if it is so damaged that rebuilding or repairs cannot reasonably be completed within ninety (90) working days at a cost not to exceed the insurance recovery proceeds, this lease will terminate, and rent will be abated for the unexpired portion of this lease, effective as of the date of written notification as provided in § 10.01.

§ 10.03. **Partial Destruction.** If the building or other improvements on the premises are partially damaged by fire, tornado, or other casualty by other than the negligence, gross negligence, or intentional tort of Tenant or any person in or about the premises with Tenant's express or implied consent, but not to such an extent that rebuilding or repairs cannot reasonably be completed within ninety (90) working days and at a cost not to exceed the insurance recovery proceeds, this lease will not terminate except as follows:

a. If the premises are partially destroyed before the final twelve (12) months of the lease term, Landlord must, at its sole cost and risk, up to but not exceeding the amount of available insurance proceeds, proceed immediately to rebuild or repair the damaged buildings and improvements to substantially the condition they were in before the damage. If the damage renders the premises untenantable in whole or in part, the rent payable during the period in which they are untenantable will be adjusted equitably. If Landlord fails to complete the rebuilding or repairs within one-hundred twenty (120) working days from the date of Tenant's written notification to Landlord of the damage, Tenant may terminate this lease by written notification to Landlord. On the notification, all rights and obligations under this lease will cease.

b. If the premises are partially destroyed during the final twelve (12) months of the lease term, Landlord need not rebuild or repair them. If Landlord elects not to rebuild or repair and the damage rendered the premises untenantable in whole or in part, Tenant may terminate the lease or continue it with the rent for the remainder of the lease period adjusted equitably.

ARTICLE 11 . CONDEMNATION

§ 11.01. **Total Condemnation.** If, during the lease term or any extension or renewal of it, all of the premises are taken for any public or quasi-public use under any governmental law, ordinance, or regulation, or by right of eminent domain, or are sold to the condemning authority under threat of condemnation, this lease will terminate, and the rent will be abated during the unexpired portion of this lease, effective as of the date the condemning authority takes the premises.

§ 11.02. **Partial Condemnation.** If less than all, but more than twenty-five percent (25%), of the premises is taken for any public or quasi-public use under any governmental law, ordinance, or regulation, or by right of eminent domain, or is sold to the condemning authority under threat of condemnation, Tenant may terminate the lease by giving Landlord written notice within 30 days after the entity exercising the power of condemnation takes possession of the condemned portion. In addition, if twenty-five percent (25%) of the parking area, or all of the signage, of the premises is taken for any public or quasi-public use under any governmental law, ordinance, or regulation or by right of eminent domain, or is sold to the condemning authority under threat of condemnation, Tenant may terminate the lease by giving Landlord written notice within 30 days after the entity exercising the power of condemnation takes possession of the condemned portion.

If the premises are partially condemned and Tenant fails to exercise the option to terminate the lease under this section, or if less than twenty five percent (25%) of the premises is condemned, this lease will not terminate, but Tenant may, at its sole expense, restore and reconstruct the building and other

improvements situated on the premises to make them reasonably tenantable and suitable for the uses for which the premises are leased. The fixed rent payable under § 2.01 of this lease will be adjusted equitably during the unexpired portion of this lease.

§ 11.03. **Condemnation Award.** Landlord is entitled to receive and retain the entire award in any condemnation proceedings, except for any portion attributable to trade fixtures, which Tenant is entitled to receive and retain. The termination of this lease will not affect the right to this award.

ARTICLE 12 . DEFAULT

§ 12.01. **Tenant's Default.** If Tenant allows the rent to be in arrears more than fifteen (15) days after its due date, or remains in default under any other condition of this lease for 30 days after written notice from Landlord, Landlord may, at its option, without notice to Tenant, terminate this lease, or, in the alternative, Landlord may reenter and take possession of the premises and remove all persons and property without being considered guilty of any manner of trespass and may (but is not required to) relet the premises (or any part of them) for all or any part of the remainder of the lease term, to a party satisfactory to Landlord and at the monthly rental as Landlord can secure with reasonable diligence. If Landlord cannot relet after reasonable efforts to do so or if the monthly rental is less than the rental Tenant was obligated to pay under this lease (or any renewal of it) plus the expense of reletting, then Tenant must pay Landlord the amount of the deficiency.

§ 12.02. **Landlord's Lien.** If Tenant defaults in paying rent or any other sum due from Tenant to Landlord under this lease, Landlord has a lien on all fixtures, chattels, or other property of any description belonging to Tenant that are placed in, or become a part of, the premises as security for rent due and to become due for the remainder of the current lease term and any other sum Tenant owes Landlord. This lien is not in lieu of, nor in any way affects, the statutory landlord's lien but is in addition to that lien, and Tenant grants Landlord a security interest in all of Tenant's property placed in or on the premises for purposes of this contractual lien. This does not prevent Tenant's selling any merchandise in the ordinary course of business free of such Landlord's lien. If Landlord exercises the option to terminate the leasehold, reenter, and relet the premises as provided in the preceding paragraph and gives Tenant reasonable notice of the intent to take possession and an opportunity for a hearing on the matter, Landlord may take possession of all of Tenant's property on the premises and sell it at public or private sale after giving Tenant reasonable notice of the time and place of any public sale or of the time after which any private sale is to be made, for cash or on credit, for the prices and terms that Landlord considers best, with or without having the property present at the sale. The proceeds of the sale will be applied first to the necessary and proper expense of removing, storing, and selling the property, then to the payment of any rent due or to become due under this lease; any balance will paid to Tenant. Tenant further grants Landlord a security interest in Tenant's personal property now or subsequently placed in or on the Premises. This Lease is a Security Agreement under the Texas Business and Commerce Code. Landlord may file a Financing Statement to perfect its Security Interest.

§ 12.03. **Landlord's Default.** If Landlord defaults in performing any term or covenant that Landlord must perform under this agreement, Tenant may, after not fewer than thirty (30) days' notice to Landlord, remedy the default by any necessary action and, in connection with the remedy, may pay expenses and employ counsel. Landlord must, on demand, pay Tenant all sums expended, or obligations incurred, by Tenant in connection with remedying Landlord's default. It is agreed, however, that if Landlord commences action within 30 days after receipt of notice to remedy any default and diligently pursue such action to conclusion, Tenant's rights under this section shall not apply.

§ 12.04. **Cumulative Remedies.** All Landlord's and Tenant's rights and remedies under this Article are cumulative, and none will exclude any other right or remedy provided by law or any other provision of this

lease. All the consistent rights and remedies may be exercised and enforced concurrently and whenever occasion for their exercise arises.

§ 12.05. **Waiver of Breach.** All Landlord's or Tenant's waiving a breach of this lease by the other party does not constitute a continuing waiver or a waiver of any subsequent breach.

§ 12.06. **Indemnities in Event of Termination.** In the event that this Lease Agreement is terminated by either party as provided in this Agreement, and upon expiration of the Term, or extended term of this Lease Agreement, the Tenant's obligations to indemnify and hold harmless Landlord shall not terminate or expire and shall survive such termination and/or expiration and shall be fully binding upon Tenant.

§ 12.07. **Limitation of Landlord's Liability.** Notwithstanding anything to the contrary contained herein, no personal or individual liability of any kind or character whatsoever shall now or at any time hereafter attach to Landlord or its property other than leased premises for the payment of any amount payable under this Lease. The exclusive remedy of Tenant for the failure of Landlord to perform any of its obligations under this Lease shall be to proceed against the interest of Landlord in and to the leased premises.

ARTICLE 13 . INSPECTION BY LANDLORD

Tenant will permit Landlord and its agents, representatives, and employees to enter the premises at all reasonable times for the purpose of inspection or any other purpose necessary to protect Landlord's interest in the premises or to perform Landlord's duties under this lease, or to show the Premises to prospective purchasers or future tenants.

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ARTICLE 14 . ASSIGNMENT AND SUBLEASE

§ 14.01. **Assignment and Subletting by Tenant.**

a. Tenant may not sublet, assign, encumber, or otherwise transfer this lease, or any right or interest in it or in the premises or the improvements on them, without Landlord's written consent. If Tenant sublets, assigns, encumbers, or otherwise transfers its rights or interests in this lease or in the premises or the improvements on them without Landlord's written consent, Landlord may, at its option, declare this lease terminated. If Landlord consents in writing to an assignment, sublease, or other transfer of all or any of Tenant's rights under this lease, the assignee or subtenant must assume all of Tenant's obligations under this lease, and Tenant will remain liable for every obligation under the lease. Landlord may not arbitrarily or unreasonably withhold consent under this section.

b. As a condition precedent to the Tenant's right to sublease the property or to assign this lease, the Tenant must, at the Tenant's own expense, fulfill all of the Tenant's environmental obligations under Article 3 of this lease. If this condition is not satisfied, the Landlord has the right to withhold consent to any proposed sublease or assignment.

§ 14.02. **Assignment by Landlord.** Landlord may assign or transfer any of its interests under this lease. On transfer, and on the transferee's assumption of its obligations, Landlord is relieved of its obligations under the lease.

ARTICLE 15 . MISCELLANEOUS

§ 15.01. **Notices and Addresses.** All notices required under this lease may be given by the following methods:

a. By **hand delivery** to the Executive Director of Landlord;

b. By **certified mail**, return receipt requested, addressed to the proper party, at the following addresses:

Landlord:
TexAmericas Center
107 Chapel Lane
New Boston, Texas 75570
Attn: Executive Director

Guarantor:
Energy Exploration Technologies, Inc.
1624 Headway Circle
Austin TX 78754
Attn: Teague Egan

Tenant:
EXSO, LLC
1624 Headway Circle
Austin, TX 78754
Attn: Teague Egan

c. By **fax transmission**, to the proper party, at the following fax numbers:

Landlord: 903-223-8742 Attn: Executive Director

Tenant: N/A

Guarantor: N/A

d. By **electronic mail** to:
Landlord: Scott.Norton@TexAmericasCenter.com
Tenant: teague@energyx.com
Guarantor: N/A.com

Notices are effective when received. Either party may change the address or fax number to which notices are to be sent by sending written notice of the new address or number to the other party in accordance with the provisions of this section.

§ 15.02. **Parties Bound.** This agreement binds, and inures to the benefit of, the parties to the lease and their respective heirs, executors, administrators, legal representatives, successors, and assigns when this agreement permits.

§ 15.03. **Texas Law to Apply.** This agreement is to be construed under Texas law, and all obligations of the parties created by this lease are performable in Bowie County, Texas.

§ 15.04. **Legal Construction.** If one or more of the provisions contained in this agreement are for any reason held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability will not affect any other provision of the agreement, which will be construed as if it had not included the invalid, illegal, or unenforceable provision.

§ 15.05. **Prior Agreements Superseded.** This agreement constitutes the parties' sole agreement and supersedes any prior understandings or written or oral agreements between the parties with respect to the subject matter.

§ 15.06. **Amendment.** No amendment, modification, or alteration of this agreement is binding unless in writing, dated subsequent to the date of this agreement, and duly executed by the parties.

§ 15.07. **Rights and Remedies Cumulative.** The rights and remedies provided by this lease are cumulative,

and either party's using any right or remedy will not preclude or waive its right to use any other remedy. These rights and remedies are in addition to any other rights the parties may have by law, statute, ordinance, or otherwise.

§ 15.08. **Attorney's Fees and Costs.** If, as a result of either party's breaching this agreement, the other party employs an attorney to enforce its rights under this lease, then the breaching or defaulting party will pay the other party the reasonable attorney's fees and costs incurred to enforce the lease.

§ 15.09. **Force Majeure.** Neither Landlord nor Tenant is required to perform any term or covenant in this lease so long as performance is delayed or prevented by *force majeure*, which includes acts of God, strikes, lockouts, material or labor restrictions by any governmental authority, civil riot, floods, and any other cause not reasonably within Landlord's or Tenant's control and that Landlord or Tenant cannot, by exercising due diligence and paying money, prevent or overcome, in whole or part.

§ 15.10. **Time of Essence.** Time is of the essence of this agreement.

§ 15.11. **Alternate Dispute Resolution.** Landlord and Tenant shall submit in good faith to mediation any and all disputes before filing suit. Each party shall pay its own counsel fees in such mediations and shall each pay one-half of the mediator's charges. The parties shall mutually agree upon the mediator, and upon failure to agree within 30 days of a request by either party to mediation, shall request the County Judge of Bowie County to select a mediator whose selection shall be binding on the parties. All mediations shall take place in Bowie County, Texas.

§ 15.12. **LIMITATION OF WARRANTIES.** THERE ARE NO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OF ANY OTHER KIND ARISING OUT OF THIS LEASE. THERE ARE NO WARRANTIES THAT EXTEND BEYOND THOSE, IF ANY, EXPRESSLY STATED IN THIS LEASE.

§ 15.13. **Abandoned Property.** Landlord may retain, destroy or dispose of any property left on the Premises at the end of the Term without liability to Tenant for loss or damage.

§ 15.14. **Municipal and Emergency Services.** Tenant shall pay for all municipal services (Police, Hazardous Spill Response, Emergency Medical Response and Fire Protection) used by Tenant, its employees, guests, invitees, and any and all persons while upon the Premises. Said services may be furnished by local law enforcement agencies and by the U.S. Department of the Army as provided in that certain Municipal Services Agreement between Red River Army Depot and Red River Redevelopment Authority dated the 4th day of February, 1998, as it may be amended from time to time. Tenant shall pay to, or reimburse, Landlord for all municipal services furnished to Tenant or to persons on the Premises within ten (10) days after receipt of an invoice for said services from Landlord. Tenant shall be entitled to receive and shall handle all documentation for reimbursement by insurance companies or other third-party benefit plan providers.

§ 15.15. **Army Imposed Restrictions.**

a. Notwithstanding any other provision of this Lease, this Lease Agreement is made subject to, and Tenant agrees to be bound by those certain exceptions, limitations, covenants, conditions and reservations set forth in the Deed Without Warranty conveying the Premises from the United States of America, acting by and through the Secretary of the Army to Red River Redevelopment Authority dated September 1, 2010, and recorded in Volume 5898, Page 1 of the Real Property Records, Bowie County, Texas, to the extent said provisions apply to the Premises. A copy of the Deed Without Warranty is available at the offices of Landlord.

b. Lessee specifically acknowledges that the Deed Without Warranty contains the following language regarding Post Transfer Discovery of Contamination:

"A. If an actual or threatened release of a hazardous substance or petroleum product is discovered by the GRANTEE, its successors or assigns on the Property after the date of conveyance, GRANTEE, its successors or assigns, shall be responsible for the investigation and/or remediation of such release or newly discovered substance unless GRANTEE is able to demonstrate that such release or such newly discovered substance was due to GRANTOR's activities, use, or ownership of the Property. If the GRANTEE, its successors or assigns believe the discovered hazardous substance is due to GRANTOR's activities, use or ownership of the Property, GRANTEE will immediately secure the site and notify the GRANTOR of the existence of the hazardous substances, and GRANTEE will not further disturb such hazardous substances without the written permission of the GRANTOR.

B. GRANTEE, its successors and assigns, as consideration for the conveyance of the Property, agree to release GRANTOR from any liability or responsibility for any claims arising solely out of the release of any hazardous substance or petroleum product on the Property occurring after the date of the delivery and acceptance of this Deed, where such substance or product was placed on the Property by the GRANTEE, or its successors, assigns, employees, invitees, agents or contractors, after the conveyance. This paragraph shall not affect the GRANTOR's responsibilities to conduct response actions or corrective actions that are required by applicable laws, rules and regulations, or the GRANTOR's indemnification obligations under applicable laws."

c. Lessee agrees to comply with the provisions of this subsection and will be responsible for all claims, damages, remediation expenses, fines and penalties related to violation of Hazardous Materials Laws, as defined in Section 3.02, and/or violation or breach of the restrictions and covenants set forth in this Section 15 after the commencement date of this Lease, including but not limited to such claims, damages, remediation expenses, fines and penalties related to the release, disturbance, spreading, extension, expansion or exacerbation of a release or substance by Lessee or those on the Premises with the consent or for the benefit of Lessee.

§ 15.16. **Reservation of Rights.** Landlord reserves the right to include the Premises including the easement locations, if any, together with other adjoining property owned by Landlord in a subdivision plat and subject the property described in said platted subdivision to utility easements and common restrictive covenants; provided, however, that said restrictive covenants and easements shall not interfere unreasonably with Tenant's use and related uses. It shall not be necessary or required that Tenant join in the execution of any such plat dedication or declaration of restrictive covenants and easements.

§ 15.17. **Common Area Charges.** Tenant acknowledges and agrees that it shall be responsible for and pay its proportionate share of the "TexAmericas Center-East common area charges" based upon the square footage of the Premises as a percentage of the total area of the TexAmericas Center-East development area (excluding the "common areas"). The "common areas" are those areas of TexAmericas Center-East used by and/or for the benefit of all property owners or tenants within TexAmericas Center-East, including but not limited to parks, recreational facilities, walkways, roadways and public parking areas. "Common area charges" are those property taxes, user charges, payments in lieu of taxes, maintenance, improvement, and betterment charges, and other local, county, TexAmericas Center, or other governmental assessments on or against the Commerce Park common areas. The common area charges, other than taxes, shall not exceed ten cents ($0.10) per $100.00 valuation of the Premises based upon the fair market value thereof as determined by the Bowie Central Appraisal District for the year in which the assessment is made. Landlord shall notify Tenant of the amount of the assessment, and Tenant shall pay said assessment within thirty (30) days.

§ 15.18. **License for Access to Premises.** Landlord grants Tenant a license to use the roadways of Landlord for access to and from the Premises, said roadways being identified as follows (select only one by placing an X in the applicable option):

_____ All roadways including paved and unpaved roads;
_____ Only the paved roadways; or
__X__ The following specific streets:

Elm Circle	Cypress Street	Cass Street
Oak Street	Ellis Street	

This is a non-exclusive license to use said roadways which shall terminate upon the termination of this lease.

§ 15.19. **Advertising and Promotions Rights.** Tenant, by entering into this Lease Agreement, authorizes Landlord to use in its advertising and promotion of TexAmericas Center and its properties the fact that Tenant has leased property from Landlord including but not limited to photographs of the leased premises, Tenant signage, Tenant equipment and vehicles, and Tenant employees; inclusion of Tenant's name and any "doing business as" names in Landlord's client/customer listings; and quotations of Tenant and Tenant's representatives. This authorized use includes all forms of media including but not limited to print, radio and other audio media, television and other video media, internet and other telecommunications media, and social media such as Facebook, Twitter, Linkedin and others. This section constitutes a license from Tenant to Landlord to use for the limited purposes set forth herein any and all trademarks, trade names and related intellectual property generally available and visible to the general public.

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§ 15.20. **Annual Reports.** If requested by Landlord, Tenant agrees to on or about, June 30 of each year during the Term and all extensions of the Term, and at such other times as Landlord may request, to provide to Landlord a report setting forth the following information for the prior calendar year:

1. Maximum number of Full Time Equivalent jobs;
2. Minimum number of Full Time Equivalent jobs;
3. Total Payroll for jobs on the Premises;
4. An employee census by position (no names);
5. Number of employees making above the average wage for Bowie County as determined by the Texas Workforce Commission;
6. Average wage for all employees;
7. Such other information as Landlord may reasonably request to support its redevelopment efforts, including but not limited to information required by authorities issuing grants for which Landlord may apply.

§ 15.21. **Guarantee.** Guarantor agrees to guarantee payment and performance by Tenant of its obligations under this Lease. Guarantor agrees to pay and perform the obligations of Tenant within 15 days of receipt of notice from Landlord of failure of Tenant to pay or perform under the Lease. This is an unconditional guaranty of payment and performance, not of collection, and it is an agreement of guaranty, not of suretyship. Guarantor waives all requirements of law, if any, that any collection efforts be made against Tenant or that any action be commenced against Tenant before resorting to this guaranty. Guarantor acknowledges but that for Guarantor providing this guaranty, Landlord would not have entered into this Lease with Tenant.

§ 15.22 **Governmental Immunity.** By execution of this Agreement, TexAmericas Center does not waive its governmental immunity except to the extent it is contractually liable for damages for failure to perform its responsibilities under this Agreement. This limited waiver of governmental immunity shall not extend to, or for the benefit of, any third parties.

ARTICLE 16. LESSEE AFFIRMATIONS

1. **FALSE STATEMENTS.** Lessee represents and warrants that all statements and information prepared and submitted in response to the solicitation are current, complete, true and accurate.

2. Intentionally Omitted.

3. **FINANCIAL INTERESTS/GIFTS.** Lessee has not given, offered to give, nor intends to give at any time hereafter, any economic opportunity, future employment, gift, loan, gratuity, special discount, trip, favor, or service to a public servant in connection with this Contract in violation of the Texas Penal Code Chapter 36.

Pursuant to Texas Government Code Chapter 573, Lessee certifies that Lessee knows of no officer or employee of TAC nor any relative within the second degree of consanguinity or affinity of an officer or employee of TAC that has a financial interest in Lessee's company or corporation. Lessee further certifies that no partner, corporation, or unincorporated association which employs, retains or contracts with, or which may employ, retain, or contract with any of the above, has a financial interest in any entity with which Lessee will be dealing on behalf of TAC.

4. **ANTITRUST AND ASSIGNMENT OF CLAIMS.** Lessee represents and warrants that neither Lessee nor any firm, corporation, partnership or institution represented by Lessee, or anyone acting for such firm, corporation, or institution has violated the antitrust laws of the State of Texas under the Texas Business and Commerce Code, Chapter 15, or the federal antitrust laws.

5. **DECEPTIVE TRADE PRACTICE; UNFAIR BUSINESS PRACTICES**. Lessee represents and warrants that it has not been the subject of allegations of Deceptive Trade Practices violations under the Texas Business and Commerce Code, Chapter 17, or allegations of any unfair business practice in any administrative hearing or court suit and that Lessee has not been found to be liable for such practices in such proceedings. Lessee certifies that it has no officers who have served as officers of other entities who have been the subject allegations of Deceptive Trade Practices violations or allegations of any unfair business practices in an administrative hearing or court suit and that such officers have not been found to be liable for such practices in such proceedings.

6. **NO CONFLICTS OF INTEREST.** Lessee represents and warrants that the provision of goods and services or other performance under the contract will not constitute an actual or potential conflict of interest or reasonably create an appearance of impropriety.

7. **PROHIBITION AGAINST BOYCOTTING ISRAEL.** Pursuant to Section 2271.002 of the Texas Government Code, Lessee certifies that either (i) it meets an exemption criteria under Section 2271.002; or (ii) it does not boycott Israel and will not boycott Israel during the term of the contract resulting from this solicitation. Lessee shall state any facts that make it exempt from the boycott certification in its Response.

8. **PROHIBITION AGAINST CONTRACTING WITH COMPANIES ENGAGED IN BUSINESS WITH IRAN, SUDAN, OR FOREIGN TERRORIST ORGANIZATIONS.** In accordance with Section 2252.152 of the Texas Government Code, TFC is prohibited from entering into a governmental contract (as defined in Texas Government Code Section 2252.151(3)) with a company that is identified on a list prepared and maintained under Texas Government Code Section 806.051, 807,051, or 2252.153. If Lessee is on the above referenced list the Contract will be considered void or voidable and TFC will not be responsible to pay Lessee for any work performed.

9. **EXCLUDED PARTIES.** Lessee certifies that it is not listed in the prohibited vendors list authorized by Executive Order No. 13224, "Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism", published by the United States Department of the Treasury, Office of Foreign Assets Control.

10. **SUSPENSION AND DEBARMENT.** Lessee certifies that it and its principals are not suspended or debarred from doing business with the state or federal government as listed on the State of Texas Debarred Vendor List maintained by the Texas Comptroller of Public Accounts and the System for Award Management (SAM) maintained by the General Services Administration.

11. **PROHIBITION AGAINST ENERGY COMPANY BOYCOTTS.** Pursuant to Texas Government Code Chapter 2274, Lessee certifies that either (1) it meets an exemption criteria under said Chapter; or (2) it does not boycott energy companies and will not boycott energy companies during the term of this contract.

12. **PROHIBITION AGAINST DISCRIMINATION AGAINST FIREARM ENTITIES OR FIREARM TRADE ASSOCIATIONS.** Pursuant to Texas Government Code Chapter 2274, Lessee certifies that (1) it meets an exemption criteria under said Chapter, or (2) it does not have a practice, policy, guidance or directive that discriminates against a firearm entity or firearm trade association and will not discriminate during the term of this Contract against a firearm entity or firearm trade association.

13. **PROHIBITION AGAINST CONTRACTING WITH CERTAIN FOREIGN ENTITIES RELATING TO CRITICAL INFRASTRUCTURE.** Pursuant to the provision of Chapter 113 of the Texas Business and Commerce Code, Lessee certifies that (1) this contract does not relate to critical infrastructure, or if it does relate to critical infrastructure, (2) it is not a company owned by or the majority stock or other ownership interest of the Company is held or controlled by (a) individuals who are citizens of China, Iran, North Korea, Russia or other countries designated by the Governor of Texas, or (b) a company or other entity including a governmental entity that is owned or controlled by citizens of or is directly controlled by the government of China, Iran, North Korea, Russia, or other country designated by the Governor of the State of Texas.

ARTICLE 17. SMOKE-FREE AND TOBACCO-FREE PREMISES.

A. Landlord desires to mitigate (1) the irritation and known health effects of second-hand smoke and use of tobacco products; (2) the increased maintenance, cleaning and redecorating cost due to smoking and/or use of tobacco products; (3) the increased risk of fire from smoking; and (4) the higher cost of fire insurance for a non-smoke-free building.

B. Tenant agrees and acknowledges that the leased premises to be occupied by Tenant, its employees, customers, visitors and invitees have been designated by Landlord as a smoke-free/tobacco-free environment. "Smoking" means inhaling, exhaling, burning, vaping, or carrying any lighted cigar, cigarette, pipe or any other device containing any tobacco product, or any other leaf, weed, plant or other products. "Use of tobacco products" includes smoking, chewing or otherwise using or ingesting any leaf, weed, plant, or tobacco containing product. Tenant, its employees, customers and invitees shall not smoke or use any tobacco products anywhere in the buildings located upon the Leased Premises or adjoining grounds of such buildings other than in a designated area. Tenant may designate an area for smoking and otherwise using tobacco products outdoors provided that the designated area is not less than 15 feet from any and all entrances into the building or buildings located upon the leased premises.

C. Tenant shall inform Tenant's employees, customers, visitors and invitees of the no smoking/no use of tobacco policy.

D. Tenant acknowledges that Landlord's adoption of a smoke-free/use of tobacco free environment, and the efforts to designate the leased premises as smoke-free/tobacco-free do not make the Landlord or any of its directors, officers or employees the guarantor of Tenant's health or of the smoke-free/tobacco-free condition of the leased premises. Landlord shall, however, take reasonable steps to enforce the smoke-free/tobacco-free terms of its leases and to make the leased premises smoke-free/tobacco-free. Landlord is not required to take steps in response to violations of the smoke-free/tobacco-free policy unless the Landlord knows of said smoking or tobacco use and has been given written notice of said smoking or tobacco use.

E. Violation of the smoke-free/tobacco use free policy shall constitute a breach of the lease if said violations exceed two (2) times in any calendar year during the lease term. The third violation shall constitute a material breach of the lease and grounds for immediate termination of the lease by the Landlord.

F. Landlord cannot and does not warranty or promise that the leased premises will be free from secondhand smoke or residuals of other tobacco use. Tenant acknowledges that Landlord's ability to police, monitor, or enforce the smoke-free/tobacco-free policy is dependent in significant part on voluntary compliance by Tenant and Tenant's employees, customers, visitors and invitees. Tenant and Tenant's employees, customers, visitors and invitees with respiratory ailments, allergies, or other physical or mental conditions relating to smoke and/or tobacco use are hereby put on notice that Landlord does not assume any higher duty of care to enforce the no smoking/no tobacco use policy than any other Landlord obligation under the lease.

G. Tenant acknowledges that current Tenants leasing and/or occupying buildings in the complex of property in which the leased premises are located under a prior lease will not be immediately subject to the no smoking/no tobacco use policy. As current Tenants move out, or enter into new leases, the smoke free/tobacco free policy will become effective for their leased premises.

The undersigned Landlord and Tenant execute this agreement on the ___ day of August, 2024.

LANDLORD
TEXAMERICAS CENTER

By: ______________________________
Name: Scott Norton
Title: Executive Director & CEO

GUARANTOR
ENERGY EXPLORATION TECHNOLOGIES, INC.

By: ______________________________
Name: Teague Egan
Title: Founder/CEO

TENANT
EXSO, LLC

By: Energy Exploration Technologies, Inc.
Its: Manager

By: ______________________________
Name: Teague Egan
Title: Founder/CEO

EXHIBIT "A"
PREMISES DESCRIPTION

East Campus

Area D 546 Elm Circle, Hooks, TX 75561

EnergyX


Elm Circle
#546
Cass Street
Elm Circle
Elm Circle
Oak Street
Google Earth

The Premises are a portion of the Property conveyed by the United States of America to Red River Redevelopment Authority by that certain Deed Without Warranty dated September 1, 2010, recorded in Volume 5898, Page 1 of the Real Property Records of Bowie County, Texas.